EXHIBIT 8.1


October 22, 2004

Headwaters Incorporated
10653 South River Front Parkway
Suite 300
South Jordan, UT 84095

Ladies and Gentlemen:

         We have acted as counsel to Headwaters Incorporated, a Delaware corporation (the "Company"), in connection with the preparation and filing by the Company with the Securities and Exchange Commission of the Registration Statement on Form S-3 filed July 19, 2004 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the registration of (i) $172,500,000 in aggregate principal amount of 27/8% Convertible Subordinated Notes due 2016 (the "Notes") issued pursuant to the terms of an indenture dated as of June 1, 2004, between the Company and Wells Fargo Bank, N.A., as trustee and (ii) an aggregate of 5,750,000 shares of Company common stock, $0.001 par value, initially issuable upon conversion of the Notes.


         We hereby confirm to you that the discussion set forth in the Registration Statement under the caption "Material United States Federal Income Tax Considerations" is our opinion, subject to the limitations set forth therein.


         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name therein. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Pillsbury Winthrop LLP